Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 24, 2010 (the “Effective Date”), by and between Fibrocell Science, Inc., a Delaware corporation (the “Company”) having its principal place of business at 405 Eagleview Boulevard, Exton, PA 19341, and Declan Daly (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”), an individual residing in and working out of Ireland, having an address at 51 Avoca Park, Blackrock, Dublin.
W I T N E S S E T H:
WHEREAS, the Executive and the Company are parties to an agreement dated September 3, 2009 providing for Executive to serve as the Company’s Chief Operating Officer (the “Original Employment Agreement”); and
WHEREAS, the Parties desire to amend and restate the Original Employment Agreement to reflect Executive’s current responsibilities and to extend the term through August 24, 2013;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:
1. Title and Job Duties.
(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Chief Financial Officer (“CFO”) and Chief Operating Officer (“COO”). Executive shall report directly to the Board of Directors of the Company (the “Board”).
(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to him. Executive agrees to carry out and abide by such directions of the Board.
(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder.
2. Salary and Additional Compensation.
(a) Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of $300,000, less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b) Bonus. Commencing with the year ended December 31, 2010, Executive is entitled to receive an annual bonus (the “Annual Bonus”), payable each year subsequent to the issuance of final audited financial statements, but in no case later than 120 days after the end of the Company’s most recently completed fiscal year. The final determination on the amount of the Annual Bonus will be made by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed), based on criteria established by the Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) within ninety (90) days of the beginning of such fiscal year. The Board of Directors (or the Compensation Committee of the Board of Directors, if such committee has been formed) may also consider other more subjective factors in making its determination. The targeted amount of the Annual Bonus shall be 50% of the Executive’s Base Salary. The actual Annual Bonus for any given period may be higher or lower than 50%. For any fiscal year in which Executive is employed for less than the full year, Executive may receive a bonus which is prorated based on the number of full months in the year which are worked.
(c) Milestone Bonus. Executive shall be entitled to receive a one-time bonus in the amount of Fifty Thousand Dollars (US$50,000.00) (the “Milestone Bonus”) upon the U.S. Food and Drug Administration’s (the “FDA”) approval of the Company’s Biologics License Application filing, payable to the Executive within thirty (30) days of the date of such FDA approval, provided that the Executive is the CFO or COO at the time of said event.
(d) Option Grant. Contemporaneous with the execution of this Agreement, Executive will receive a grant (the “Stock Option Grant) of stock options (the “Stock Options”) to purchase 400,000 shares at an exercise price per share equal to the closing price of the Company’s common stock on the date of execution of this Agreement. The Stock Options shall have a term of ten (10) years and shall vest as follows: (i) 40,000 shares shall vest upon execution of this Agreement, and (ii) 360,000 shall vest in equal 1/36th installments (or 10,000 shares per installment) monthly over a three-year period commencing August 24, 2010 (i.e. the first installment shall vest on September 24, 2010), provided Executive is the COO or CFO on each vesting date.
The vesting of all Stock Options set forth above shall accelerate upon a Change in Control, provided Executive is employed by the Company within sixty (60) days prior to the date of such Change in Control. Notwithstanding the foregoing, the Stock Options shall terminate one (1) year following a termination of the Executive or upon the voluntary termination of service by the Executive. For purposes of this Agreement, “Change In Control” means the occurrence of any of the following events: (i) an acquisition (other than directly from the Company or its affiliates) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided that this subsection shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; (ii) a merger, consolidation or reorganization involving the Company in which the holders of the Company’s voting securities immediately prior to such event hold less than fifty percent (50%) of the voting securities of the combined entity after such event; (iii) a complete liquidation or dissolution of the Company; (iv) the sale or other disposition of all or substantially all of the Company’s assets (it being understood that a sale of the Company’s Fibroblast technology will constitute a sale of substantially all assets of the Company); or (v) any exclusive license covering at least the territory of the United States to sell and manufacture the Company’s Fibroblast technology for all current and future indications or applications.

3. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of detailed receipts in the form required by the Company’s policy.
4. Benefits.
(a) Vacation. Executive shall be entitled to four (4) weeks vacation per year, which shall accrue at a rate of 1.67 days per month. Vacation must be taken in the year in which it accrues.
(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time. At the Executive’s option, in lieu of providing group medical benefits, the Company will reimburse the Executive for health insurance premium payments made pursuant to a private supplemental health insurance policy in Ireland by the Executive. The Company shall also reimburse the Executive for a term life policy.
5. Term. The term set forth in this Agreement will commence on the Effective Date hereof and shall remain in effect for three (3) years and will automatically renew for subsequent one (1) year periods (the “Term”) unless Executive or the Company is notified of non-renewal upon no less than sixty (60) days’ written notice by the other Party.
6. Termination.
(a) Termination at the Company’s Election.
(i) For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) upon written notice to Executive pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or the indictment of, or the bringing of formal charges against Executive on charges involving criminal fraud or embezzlement; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in any conduct that may cause harm to the reputation of the Company; or (D) materially breaches any term of this Agreement.
(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive become physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (“Disability”); (B) upon Executive’s death; or (C) upon ninety (90) days’ written notice for any other reason.

(b) Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon ninety (90) days’ written notice pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive ninety (90) days’ pay in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the COO/CFO of the Company; or (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the COO/CFO of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; provided that Executive shall act within 30 days of any such diminution in the scope of his duties, responsibilities, authority or position.
7. Severance.
(a) If Executive’s employment is terminated, at the Company’s election at any time, for reasons other than death, Disability, Cause or Voluntary Resignation, or by Executive for Good Reason, Executive shall be entitled to receive severance payments equal to twelve (12) months of Executive’s Base Salary and of the premiums associated with continuation of Executive’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment; provided that if anytime within eighteen (18) months after a Change of Control either (i) Executive is terminated, at the Company’s election at any time, for reasons other than death, Disability, Cause or Voluntary Resignation, or (ii) Executive terminates this Agreement for “Good Reason,” Executive shall be entitled to receive severance payments equal to: (i) two (2) years of Executive’s Base Salary, (ii) Executive’s most recent Annual Bonus payment, and (iii) the premiums associated with continuation of Executive’s benefits pursuant to COBRA to the extent that he is eligible for them following the termination of his employment for a period of one (1) year after termination. All severance payments shall be made in a lump sum within ten business days of Executive’s execution and delivery of a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns in a form acceptable to the Company.
(b) Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in Subparagraph (b) of this Section 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is six (6) months after the date Executive separates from service (within the meaning of the Code).

8. Confidentiality Agreement.
(a) Executive understands that during the Term he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information when necessary in the performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.
(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, blackberries or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.
(c) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment. Executive agrees that the Company owns any such Creations, conceived or made by Executive alone or with others at any time during his employment, and Executive hereby assigns and agrees to assign to the Company all rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from his work at the Company.

(d) Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to his duties hereunder as having been made or acquired by Executive prior to his work for the Company, except for the matters, if any, described in Appendix A to this Agreement.
(e) During the Term, if Executive incorporates into a product or process of the Company or any of its Affiliated Entities anything listed or described in Appendix A, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine.
(f) Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.
9. Non-solicitation; non-competition. (a) Executive agrees that, during the Term and, if Executive is receiving severance payments pursuant to Section 7(a), until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the twelve (12) months prior to the termination of Executive’s employment, or induce any such employee to terminate his or her employment with the Company or any of its Affiliated Entities.

(b) Executive further agrees that, during the Term and, if Executive is receiving severance payments pursuant to Section 7(a), until twelve (12) months after the termination of his employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities, and (iv) accept business from such customers or suppliers of the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause.
(c) “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of cellular biologic products or any other business carried on or planned to be carried on by the Company.
(d) “Territory” shall mean within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).
(e) Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in Section 9 shall be deemed to be a series of separate covenants, one for each and every other state, territory or jurisdiction of the United States and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.
10. Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any employment agreement, non-competition provision, confidentiality agreement or any other agreement restricting his ability fully to act hereunder, and, that upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty. The Company hereby represents and warrants to the Executive that upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

11. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8 and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8 and 9 of this Agreement.
12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if personally delivered, if sent by nationally recognized overnight courier or if mailed by certified or registered mail, return receipt requested, first class postage prepaid, and addressed as follows:
(a)	If to Executive, to: Declan Daly 51 Avoca Park Blackrock, Dublin

(b)	If to the Company, to: Fibrocell Science, Inc. 405 Eagleview Boulevard Exton, PA 19341 Attention: Declan Daly

with a copy to (which shall not constitute notice hereunder): Cavas Pavri Cozen O’Connor 1900 Market Street Philadelphia, Pennsylvania 19103
13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.
14. Indemnification. The Company will indemnify Executive and hold Executive harmless to the fullest extent permitted by law with respect to Executive’s acts of service as an officer and director of the Company. The Company further agrees that Executive will be covered by “directors and officers” insurance policies with respect to Executive’s acts as an officer and director.
15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions thereof. This Agreement is intended to comply with the Internal Revenue Code, and shall be construed in a manner consistent with that intent. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Chester County, Pennsylvania.

16. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.
17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.
18. Entire Agreement. This Agreement (together with Appendix A hereto) embodies all of the representations, warranties, and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment, including, without limitation, the Original Employment Agreement; provided that the sentence in the Original Employment Agreement that governs the vesting of Executive’s shares received in section 9 of the Original Employment Agreement shall continue to govern such vesting. The sentence states: “One half (1/2) shall vest upon entering into this Agreement and one fourth (1/4) shall vest on each successive one year anniversary.” No other provisions of the Original Employment Agreement, including without limitation, section 9 of such agreement shall be applicable. This Agreement may not be amended or modified except by a writing signed by the Parties.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

FIBROCELL SCIENCE, INC.
By:
	Name:	David Pernock
	Title:	Chief Executive Officer
Agreed to and Accepted:

Declan Daly

Appendix A
NONE.